                                                                    EXHIBIT 4(A)



                    CHILDREN'S DISCOVERY CENTERS OF AMERICA, INC.
                                  STOCK OPTION PLAN

         1.   PURPOSE.   The Children's Discovery Centers of America, Inc.
Stock Option Plan ( the "Plan") is intended to provide a method whereby key salaried employees and other persons (including consultants) who perform services on behalf of Children's Discovery Centers of America, Inc. (the "Company") and its subsidiaries who are making and are expected to continue making substantial contributions to the successful management and growth of the Company may be offered an opportunity to acquire Common Stock, $0.01 par value per share (the "Common Stock"), of the Company in order to increase their proprietary interests in the Company and their incentive to remain in and advance in the employ of, or to continue their relationship with, the Company. Directors of the Company who are not employees of the Company shall not be eligible to receive options under the Plan. It is also the purpose of the Plan to strengthen the ability of the Company to attract and retain personnel of experience and ability by granting such persons an opportunity to acquire a proprietary interest in the Company. Accordingly, the Company may, from time to time, grant to such employees as may be selected in the manner hereinafter provided incentive stock options, as defined in Section 422A of the Internal Revenues Code of 1986 as amended (the "Code"), to purchase shares of Common Stock ("Incentive Stock Options"), or grant employees and such other persons may be selected in the manner hereinafter provided non-incentive stock options to purchase shares of Common Stock ("Non-Incentive Stock Options"), on the terms and conditions hereinafter established. Incentive Stock Options and Non-Incentive Stock Options are sometimes collectively referred to herein as "Stock Options".

         2.   ADMINISTRATION.   The Plan shall be administered by a committee
(the "Committee") appointed by the Board of Directors. The Committee shall consist of from two (2) to five (5) individuals who are "outside directors" within the meaning of Section 162(m) of the Code. In no event shall a director serve on the Committee who is or was at any time during the year immediately preceding such Committee membership eligible to receive Stock Options under the Plan. Subject to the terms and conditions of the Plan, the Committee shall have full authority in its discretion from time to time, and at any time, to select the persons to whom Stock Options shall be granted, and to determine whether a Stock Options shall be an Incentive Stock Option or a Non-Incentive Stock Option, the number of shares to be covered by each Stock Options, the time at which the Stock Options shall be granted, the terms and conditions of Option Agreements (as defined in Paragraph 14 below), and, except as hereinafter provided, the exercise price of any Stock Option and the term during which Stock Options may be exercised.

         The Board of Directors may at any time appoint or remove members of the Committee and may fill vacancies, however caused, in the Committee. The Committee shall select one of its members as its Chairman, and shall hold its meetings at such time and place as it shall deem advisable. A majority of its members shall constitute a quorum. All actions of the Committee shall be taken by a majority of its members and can be taken by written consent in lieu of a meeting. The Committee shall make such rules and regulations for the conduct of its business as it shall deem advisable.

         3. INTERPRETATION AND AMENDMENT. The interpretation, construction or determination of any provisions of the Plan by the Committee shall be final and conclusive. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan.

         The Board of Directors may, at any time, amend, alter, suspend or terminate the Plan; provided, however, that any such action shall not impair any Stock Options theretofore granted under the Plan and provided further that without the approval of the holders of at least the majority of the voting stock of the Company present in person or by proxy at a duly held meeting: (a) the total number of shares of Common Stock which may be purchased under the Plan shall not be increased (except as permitted by Paragraph 11); (b) the minimum exercise price of any Stock Option shall not be changed (except as permitted by Paragraph 11); (c) the employees (or the class of employees) eligible to receive Incentive Stock Options under the Plan may not be modified; and (d) the option period during which outstanding Stock Options granted under the Plan may be exercised shall not be extended.

         4.   PARTICIPANTS.   Participants in the Plan who shall be eligible to
receive both Incentive Stock Options and Non-Incentive Stock Options shall be key employees of the Company (including key employees who are also officers and/or directors of the Company), and participants in the Plan who shall be eligible to receive solely Non-Incentive Stock Options shall be those other persons who perform services for the Company, including consultants, who are selected by the Committee from time to time. Members of the Committee shall not be eligible to participate in the Plan. No Incentive Stock Option shall be granted to an employee, who at the time the Incentive Stock Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of capital stock of the Company; provided, however, that an Incentive Stock Option may be granted to such an employee if, at the time such Incentive Stock Option is granted, the option exercise price is at least 110 percent (110%) of the fair market value of the Common Stock subject to the Incentive Stock Option and such Incentive Stock Option is by its terms not exercisable after the expiration of five (5) years from the date such Incentive Stock Option is granted. No person eligible to receive Stock Options under the Plan shall be entitled to receive Stock Options for more than 150,000 shares of Common Stock (subject to adjustment pursuant to Section 11 hereof in the case of a stock dividend, stock split or similar transaction) in any fiscal year of the Company.

         For purposes of the Plan, the fair market value ("Fair Market Value") of shares of Common Stock on any day shall be (i) in the event the Common Stock is publicly traded, the last sale price of a share of Common Stock as reported by the principal quotation service on which the Common Stock is listed, if available, or, if last sales prices are not reported with respect to the Common Stock, the mean of the high bid and low asked prices of a share of Common Stock as reported by such principal quotation service on such day, or if there is no report of last sale price or high bid and low asked prices (as applicable) by such quotation service for such day, such Fair Market Value shall be the last sale price (or, if last sale prices are not reported with respect to the Common Stock, the mean of the high bid and low asked prices) on the day next preceding such day for which there was a report, or (ii) in the event the Common Stock is not publicly traded, the Fair Market Value on such day as determined in good faith by the Committee.

         5.   COMMON STOCK.   The Common Stock which may be issued and sold
pursuant to Stock Options granted under the Plan from time to time shall not exceed in the aggregate eight hundred thousand (800,000) shares of Common Stock. The Common Stock issued and sold under the Plan may be the Company's authorized but unissued shares, or shares held in the Company's treasury.

         Should any Stock Option expire or terminate for any reason without having been exercised in full, the unsold shares covered thereby shall be added to the shares otherwise available for option hereunder.

         6.   LIMITATION ON OPTION AMOUNT.   Notwithstanding  any provision
contained herein, the aggregate fair market value (determined as of the time such Incentive Stock Options are granted) of the Common Stock with respect to which Incentive Stock Option are first exercisable by any employee during any calendar year (under all stock option plans of the employee's employer corporation and its parent and subsidiary corporation within the meaning of
Section 425 of the Code) shall not exceed $100,000. An Incentive Stock Option may be granted which exceeds this $100,000 limitation, as long as under then applicable law only the portion of such Incentive Stock Option which is exercisable for shares of Common Stock in excess of the $100,000 limitation shall be treated as a Non-Incentive Stock Option. The limit in this paragraph shall not apply to options which are designated as Non-Incentive Stock Options, and, except as otherwise provided herein, there shall be no limit on the amount of Non-Incentive Stock Options which may be first exercisable in any year.

         7.   TERMS AND CONDITIONS OF THE OPTION.   Stock Options granted
pursuant to the Plan shall be in such form and on such terms as the Committee shall, from time to time, approve, but subject nevertheless to the following terms and conditions:

         (a) The Option Agreement shall state the total number of shares of Common Stock to which it relates.

         (b) The option exercise price per share shall be not less then one hundred percent (100%), in the case of Incentive Stock Option, and eighty-five percent (85%), in the case of Non-Incentive Stock Options, of the fair market value of the Common Stock covered by such option at the date such option is granted; provided, however, in the case of Incentive Stock Option, if at the time such option is granted, the individual optionee owns Common Stock possessing more than ten percent (10%) of the total voting power of all classes of the Company's Common Stock, then the option exercise price shall not be less than one hundred and ten percent (110%) of the fair market value of the Company's Common Stock as of the date of the grant and the option exercise period shall be limited to no more than five (5) years from the date of grant.

         (c) Except as provided in 7(b) above, notwithstanding any other provisions of the Plan, the term of an Incentive Stock Option shall be for a period of not more than ten (10) years from the date such option is granted.

         (d) An Incentive Stock Option must be granted on or before November 8, 1999.

         8.   SURRENDER OF OPTIONS.   At the time of grant of any Stock Option
under the Plan (or from time to time thereafter as the Committee, in its sole discretion, shall determine), the Committee in its sole discretion may grant to an optionee the right to offer to surrender the Stock Option to the Company in lieu of exercising all or any portion of the Stock Option and to receive in exchange an amount, in cash or in shares of the Company's Common Stock or partly in cash and partly in shares, equal to the excess of the fair market value of the shares covered by the Stock Option being surrendered at the date the offer is made by the optionee over the aggregate option price of those shares. The Committee shall have the full authority in its discretion to accept or reject the offer, whether in whole or in part, and if all or any portions of the offer is accepted, the Committee shall have the full authority to choose the form of payment. In no event shall the number of shares of the Company's Common Stock being delivered to an optionee upon the acceptance of any offer made pursuant to this Paragraph 8 exceed the number of shares the optionee could then purchase upon exercise of the Stock Option. Shares subject to Stock Option or portions thereof which have been surrendered shall not thereafter be available for option grants under the Plan.

         9. TERMINATION OF EMPLOYMENT OF OTHER RELATIONSHIP WITH THE COMPANY. Any Stock Option granted pursuant to the Plan shall terminate and may no longer be exercised if the Optionee ceases to be an employee of the Company or any of its subsidiaries, or if the Optionee's relationship (such as a consulting relationship) terminates with the Company, except that (i) in the case of an employee to whom an Incentive Stock Option shall have been granted, if his employment shall have been terminated, then he may at any time within a period of three (3) months after such termination exercise such Incentive Stock Option to the extent that the Incentive Stock Option was exercisable by him on the date of the termination of his employment; (ii) in the case of an employee to whom an Incentive Stock Option shall have been granted, if the Optionee is disabled (within the meaning of Section 22(e)(3) of the Code) while an employee of the Company or any of its subsidiaries, then, to the extent that the Optionee was entitled to exercise the Incentive Stock Option on the date of his disability, the Incentive Stock Option may be exercised within one (1) year after his date of disability; (iii) in the case of an employee to whom an Incentive Stock Option shall have been granted, if the Optionee dies while an employee of the Company or any of its subsidiaries, then the Stock Option may be exercised by his estate or by the person or persons who shall have acquired the right to exercise the Stock Option by bequest or inheritance for a maximum period of one
(1) year from the date of the Optionee's death; or (iv) in the case of an employee or any other person to whom a Non-Incentive Stock Option shall have been granted, as may otherwise be provided in such individual's Option Agreement. Notwithstanding the prior sentence, no Stock Option shall be exercisable after the expiration date of such option.

         10.  TERMINATION OF OPTION.   In the event that the Plan or any Stock
Option granted hereunder is determined by legal proceedings (including administrative proceedings) to be invalid as a matter of corporate law the Company may, in its sole discretion, and without incurring any liability therefore to the Optionee, terminate the Stock Option.

         11.  STOCK SPLITS, MERGERS, ETC.   In case of any stock split, stock
dividend or similar transactions which increase or decrease the number of outstanding shares of Common Stock, appropriate adjustment shall be made by the Board of Directors, whose determination shall be final, to the number of shares of Common Stock which may be purchased under the Plan and the number and option exercise price per share of Common Stock which may be purchased under any outstanding Stock Options. In the case of a merger, sale of assets or similar transaction which results in a replacement of the Company's Common Stock with stock of another corporation, the Company will make a reasonable effort, but shall not be required, to replace any outstanding Stock Options granted under the Plan with comparable options to purchase the stock of such other corporation, or will provide for immediate maturity of all outstanding Stock Options, with all Stock Options not being exercised within the time period specified by the Board of Directors being terminated.

         12.  TRANSFERABILITY.   Stock Options are not assignable or
transferable except by will or by the laws of descent and distribution and, during an optionholder's lifetime, may be exercised only be him.

         13.  EXERCISE OF OPTIONS.   An option holder electing to exercise a
Stock Option shall give written notice to the Company of such election and of the number of shares of Common Stock that he has elected to acquire.

         14.  WRITTEN OPTION AGREEMENT.   Agreements granting Stock Options
under the Plan ("Option Agreement") shall be in writing, duly executed and delivered by or on behalf of the Company and the option holder and shall contain such terms and conditions as the Committee deems advisable. If there is any conflict between the terms and conditions of any Option Agreement and of the Plan, the terms and conditions of the Plan shall control.

         15.  PAYMENT.   The option exercise price shall be payable in cash,
check or in shares of Common Stock upon the exercise of the Stock Option. If shares of Common Stock are permitted to be tendered as payment of the option exercise price, the value for such shares shall be their fair market value as of the date of exercise. If such tender would result in the issuance of fractional shares of Common Stock, the Company shall instead return the difference in cash or by check to the employee.

         16.  TERM OF PLAN.   The Plan shall terminate on November 8, 1999, and
no Stock Options shall be granted pursuant to the Plan after that date.

         17.  APPLICATION OF FUNDS.   The proceeds received by the Company from
the sale of Common Stock pursuant to the exercise of Stock Options granted under the Plan will be used for general corporate purposes.

         18.  OBLIGATION TO EXERCISE OPTION.   The granting of a Stock Option
shall impose no obligation to the optionholder to exercise such option.

         19.  CONTINUANCE OF EMPLOYMENT.   Neither the Plan nor the Option
Agreement shall impose any obligation on the Company to continue the employment of, or other relationship with, any optionholder, and nothing in the Plan or in any Option Agreement shall confer upon any optionholder any right to continue in the employ of, or any other relationship with, the Company, or conflict with the right of the Company to terminate such employment or relationship at any time.

         20.  PRIOR GRANTS.   Incentive Stock Options granted prior to the date
of any amendment of the Plan shall be governed according to the Plan and laws in effect as of the date of such grant.

         21.  INSTALLMENT PAYMENT ARRANGEMENTS.   Upon grant or exercise of a
Stock Option, the Committee may, in its discretion, permit the payment of any exercise price, in whole or in part, in installments, subject to the terms of this Paragraph 21. Each such installment payment arrangement will be evidenced by a promissory note, the terms and conditions of which shall be determined by the Committee subject to the following: (a) the maximum term of any note shall be 10 years from date of the original payment obligation, (b) the minimum interest rate with respect to amounts loaned hereunder shall be such rate as may be determined by the Committee from time to time, but in no event shall such rate be less than the rate required to avoid imputation of interest (or original issue discount) under Section 483 or any similar provision of the Code, (c) the note shall be secured as and to the extent determined by the Committee, but the employee shall be personally liable despite any security pledged, (d) the note may be prepaid in full or in part at any time without penalty, and (e) the unpaid principal and interest of any note will become due and payable on the earlier to occur of the sale of any Shares in connection with which the payment obligation was incurred and thirty (30) days after the optionee's employment with the Company terminates (unless the Committee, in its discretion, extends the note for an additional period). In addition, the Committee may authorize the Company to make, guarantee, or arrange for a loan or loans to an optionee to enable the optionee to pay any federal, state, or local income or other taxes due in connection with the exercise of any Stock Option. The Committee shall have the authority to forgive repayment of, or waive rights relating to, any note or loan authorized hereunder, including interest thereon. Any arrangement under this Paragraph 21 entered into to permit an optionee to purchase or carry securities shall comply with the applicable provisions of Regulation G promulgated by the Federal Reserve Board, and arrangements shall be entered into and continue only to the extent that such arrangements otherwise shall comply with all applicable laws, regulations, and contractual obligations of the Company.

         22.  WITHHOLDING.

         A. In the event that the Company or any of its subsidiaries shall be required to withhold any amounts by reason of any federal, state, or local tax law, rule or regulation or by reason of the issuance or exercise of any Stock Option, or exercise of any right granted to an optionee pursuant to this Plan, the Company shall be entitled to deduct and withhold such amounts from any other cash payment or payments to be made by the Company to such person. In any such event, the optionee shall, except as otherwise permitted by paragraph (B) below, make available to the Company, promptly when required, sufficient funds to meet the Company's requirement of such withholding; and the Company shall be entitled to take such steps as it may deem advisable in order to have such funds available to the Company at the required time or times, including the effectuation of an order of redelivery of any certificate or certificates representing Shares held by such optionee and the continuation of any stop orders that might be outstanding against such certificate or certificates.

         B. If, in connection with the exercise of any Stock Option or the exercise of any Stock Appreciation Right by an optionee, the Company is required to withhold any amounts by reason of federal, state or local tax, rule or regulation, the Committee may permit the optionee, subject to the restrictions herein contained, to satisfy, in whole or in part, the optionee's obligation to pay to the Company the amount of such tax or taxes by electing either (i) to have the Company withhold a portion of the shares of Common Stock which would otherwise be issuable to such optionee upon exercise of the Stock Option or Stock Appreciation Right, or (ii) to deliver and transfer to the Company shares of Common Stock previously owned by the optionee, or (iii) by a combination of the means specified in clauses (i) and (ii) above; PROVIDED HOWEVER, that the amount of federal, state and local income taxes that may be paid by delivery or withholding of shares of Common Stock shall not exceed the applicable maximum marginal rate. The amount of any withholding tax not paid by delivery or withholding of shares of Common Stock shall be paid by the optionee to the Company in cash. Shares of Common Stock delivered or withheld shall have a fair market value equal to the amount of tax required to be withheld, or such part of such tax that the optionee elects to pay with shares of Common Stock. The fair market value of the shares of Common Stock delivered to or withheld by the Company shall be determined as of the date the amount of tax to be withheld is determined. An election by an optionee to deliver shares of Common Stock or to have shares of Common Stock withheld to satisfy tax withholding requirements shall be subject to the following restrictions: (a) The election shall be in writing, shall be delivered to the Secretary of the Company and shall not be effective until so delivered;
    (b) the election shall be irrevocable and shall so state; and (c) the election shall be subject to such other terms and conditions as the Committee may, in its discretion, establish.